Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2008, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Willbros Group, Inc. on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement and Proxy Statement/Prospectus. We hereby consent to the incorporation by reference of said reports in the Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Houston, Texas
December 12, 2008